Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-175814 and 333-204856) pertaining to the Francesca’s Holdings Corporation 2007 Stock Incentive Plan, the Francesca’s Holdings Corporation Stock Incentive Plan, the Francesca’s Holdings Corporation 2011 Equity Incentive Plan, and the Francesca’s Holdings Corporation 2015 Equity Incentive Plan, of our reports dated May 3, 2019, with respect to the consolidated financial statements of Francesca’s Holdings Corporation and the effectiveness of internal control over financial reporting of Francesca’s Holdings Corporation, included in this Annual Report (Form 10-K) for the fiscal year ended February 2, 2019.

/s/ ERNST & YOUNG LLP
Houston, Texas
May 3, 2019